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                                                                    Exhibit 23.2


                              CONSENT OF KPMG, LLP

The Board of Directors
Brocade Communications Systems, Inc.:

We consent to the incorporation by reference herein of our report dated November 14, 2003, (except as to Note 17, which is as of November 18, 2003), with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 25, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended October 25, 2003, and the related financial statement schedule, which report appears in the annual report on Form 10-K of Brocade Communications Systems, Inc. for the fiscal year ended October 25, 2003. The 2001 financial statements and financial statement schedule of Brocade Communications Systems, Inc. were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements and financial statement schedule in their report dated November 20, 2001, except with respect to a certain matter as to which the date is January 10, 2002.

/s/ KPMG LLP
Mountain View, California
July 30, 2004